EXHIBIT 2

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 1/14/26, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
11/19/2025	Buy	75,144	12.56
11/20/2025	Buy	193,354	12.50
11/21/2025	Buy	23,049	12.52
12/3/2025	Buy	64,317	13.05
12/4/2025	Buy	68,530	13.16
12/5/2025	Buy	76,369	13.25
12/8/2025	Buy	58,338	13.19
12/9/2025	Buy	49,435	13.20
12/16/2025	Buy	41,985	12.66
12/17/2025	Buy	44,736	12.67
12/18/2025	Buy	22,861	12.68
12/22/2025	Buy	12,708	12.86
12/23/2025	Buy	12,998	12.87
12/24/2025	Buy	17,821	12.88
12/26/2025	Buy	24,338	12.89
12/29/2025	Buy	38,868	12.88
1/6/2026	Buy	44,962	13.17
1/7/2026	Buy	119,955	13.24
1/8/2026	Sell	15,681	13.20
1/9/2026	Buy	7,482	13.34
1/12/2026	Buy	7,908	13.33
1/13/2026	Buy	63,861	13.33
1/14/2026	Buy	139,717	13.21